EXHIBIT 21

Subsidiaries of Esco Technologies Inc.

The following list omits certain of the Company’s subsidiaries which, if considered in the aggregate as a single subsidiary, would not, as of the end of the year covered by this Report, constitute a “significant subsidiary” as defined in SEC Regulation S-X.

Name	State or Jurisdiction of Incorporation or Organization	Name(s) Under Which It Does Business
Beijing Lindgren ElectronMagnetic Technology Co., Ltd.	People’s Republic of China	Same; also ETS-Lindgren
Crissair, Inc.	California	Same
Doble Engineering Company	Massachusetts	Same
Doble PowerTest Limited	United Kingdom	Same
ESCO International Holding Inc.	Delaware	Same
ESCO Technologies Holding LLC	Delaware	Same
ESCO UK Global Holdings Ltd	United Kingdom	Same
ETS-Lindgren Inc.	Illinois	Same
ETS-Lindgren OY	Finland	Same
Hi-Tech Metals, Inc.	Texas	Same
Mayday Manufacturing Co.	Texas	Same
Morgan Schaffer Ltd.	Quebec, Canada	Same
NRG Systems, Inc.	Vermont	Same
Plastique Limited	United Kingdom	Same
Plastique Sp. z o.o.	Poland	Same
PTI Technologies Inc.	Delaware	Same
Thermoform Engineered Quality LLC	Delaware	Same
VACCO Industries	California	Same
Westland Technologies, Inc.	California	Same